Exhibit 4.1

DESCRIPTION OF SECURITIES

Sanara MedTech Inc. (“Sanara,” the “Company,” “we,” “our” or “us”) has common stock registered under Section 12 of the Securities Exchange Act of 1934, as amended.

The following is a brief description of the terms of our capital stock. This summary does not purport to be complete in all respects. This description is subject to, and qualified in its entirety by reference to, the Texas Business Organizations Code (the “TBOC”) and federal law and our Certificate of Formation, as amended (“Certificate of Formation”) and our bylaws, copies of which have been filed with the Securities and Exchange Commission and also are available upon request.

We have authorized 22,000,000 shares of capital stock, 20,000,000 of which are designated as common stock, par value $0.001 per share, and 2,000,000 of which are designated as “blank check” preferred stock, par value $10.00 per share, none of which are currently designated as an outstanding series.

Common Stock

Voting Rights

Holders of shares of common stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. Except as otherwise provided by law, matters other than the election of directors require the affirmative vote of the holders of a majority of shares entitled to vote thereon. Holders of our common stock do not have any cumulative voting rights, which means that a plurality of the shares voted can elect all of the directors then standing for election. Holders of common stock vote together as a single class.

Dividend Rights

Subject to preferential dividend rights of any other class or series of stock, the holders of shares of common stock are entitled to receive dividends, including dividends of equity, as and when declared by our board of directors, subject to any limitations applicable by law and to the rights of the holders, if any, of our preferred stock. Our board of directors is not obligated to declare a dividend.

Liquidation Rights

Upon our liquidation, dissolution or winding-up, the holders of our common stock are entitled to share equally, identically and ratably in all assets remaining, subject to the prior satisfaction of all outstanding debt and liabilities and the preferential rights and payment of liquidation preferences, if any, on any outstanding shares of preferred stock.

Other Rights and Preferences

Subject to the preferential rights of any other class or series of stock, all shares of common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Texas law. Furthermore, holders of common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

The rights, powers, preferences and privileges of holders of common stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of preferred stock which we may designate and issue in the future.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is Securities Transfer Corporation, Plano, Texas.

Listing

Our common stock is listed on The Nasdaq Capital Market under the symbol “SMTI.”

Preferred Stock

Our board of directors is authorized, subject to limitations prescribed by Texas law, to issue up to 2,000,000 shares of preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by our shareholders. Our board of directors can also increase or decrease the number of shares of any series of preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by our shareholders. Our board of directors may authorize the issuance of preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common stock. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of our company and might adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. In addition, the issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

Texas Anti-Takeover Law and Provisions of our Certificate of Formation and Bylaws

A number of provisions of Texas law, our Certificate of Formation and our bylaws could have an anti-takeover effect and make more difficult the acquisition of the Company by means of a tender offer, a proxy contest or otherwise and the removal of our directors or management. These provisions are intended to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to negotiate first with our board of directors.

We are subject to the provisions of Title 2, Chapter 21, Subchapter M of the TBOC, which provides that a Texas corporation that qualifies as an “issuing public corporation” (as defined in the TBOC) may not engage in specified types of business combinations, including mergers, consolidations and asset sales, with a person, or an affiliate or associate of that person, who is an “affiliated shareholder.” The restrictions in Title 2, Chapter 21, Subchapter M of the TBOC do not apply to corporations that have elected, in the manner provided under the TBOC, not to be subject to such provisions. Our Certificate of Formation affirmatively states that the Company elects not to be governed by such provisions, and neither our Certificate of Formation nor bylaws provide a similar restriction on business combinations.

However, provisions of our Certificate of Formation and bylaws may delay or discourage transactions involving an actual or potential change in our control or change in our management, including transactions in which shareholders might otherwise receive a premium for their shares, or transactions that our shareholders might otherwise deem to be in their best interests. Therefore, these provisions could adversely affect the price of our common stock. Among other things, for example, our Certificate of Formation and bylaws:

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do not provide for cumulative voting rights (therefore allowing the holders of a majority of the shares of common stock entitled to vote in any election of directors to elect all of the directors standing for election, if they should so choose);
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empower our board of directors, without shareholder approval, to issue our preferred stock, the terms of which, including voting power, are set by our board of directors;
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require that special meetings of the shareholders be called by the Chairman of the board of directors, the President or the board of directors, or by the holders of not less than ten percent (10%) of all the shares issued, outstanding and entitled to vote;
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permit our board of directors to alter, amend or repeal our bylaws or to adopt new bylaws; and
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enable our board of directors to increase the number of persons serving as directors and to fill vacancies created as a result of the increase by a majority vote of the directors present at a meeting of directors.

Indemnification of Directors and Officers

Pursuant to the TBOC, a corporation has the power to indemnify its directors and officers against judgments and certain expenses other than judgments that are actually and reasonably incurred in connection with a proceeding, provided that there is a determination that the individual acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe the individual’s conduct was unlawful. Such determination will be made, in the case of an individual who is a director or officer at the time of such determination:

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by a majority of the disinterested and independent directors, even though less than a quorum;
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by a majority vote of a committee of the directors if the committee is designated by a majority vote of the directors, who at the time of the vote are disinterested and independent, even though less than a quorum, and is composed solely of one or more directors who are disinterested and independent;
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by special legal counsel selected by the directors, or selected by a committee of the directors as described in the preceding two subparts above;
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by the owners or members of the corporation in a vote that excludes the ownership or membership interests held by each director who is not disinterested and independent; or
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by a unanimous vote of the owners or members of the corporation.

No indemnification may be made in respect of any proceeding in which such individual is liable to the corporation or improperly received a personal benefit and is found liable for willful misconduct, breach of the duty of loyalty owned to the corporation, or an act or omission deemed not to be committed in good faith.

The TBOC requires indemnification of directors and officers for reasonable expenses relating to a wholly successful defense on the merits or otherwise in defense of a proceeding.

The TBOC permits a corporation to advance expenses relating to the defense of any proceeding to directors and officers, contingent upon, among other things, such individuals’ commitment to repay any advances unless it is determined ultimately that such individuals are entitled to be indemnified.

Our Certificate of Formation and bylaws provide for indemnification by us of our directors and officers to the fullest extent permitted by Texas Law.

Limitation of Personal Liability of Directors

Our Certificate of Formation provides that our directors will not be personally liable to us or any of our shareholders for monetary damages for an act or omission in the director’s capacity as a director to the fullest extent permitted by Texas law.

The TBOC provides that a corporation’s certificate of formation may include a provision limiting the personal liability of a director to the corporation or its shareholders for monetary damages for an act or omission as a director. However, no such provision can eliminate or limit the liability of a director for:

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any breach of the director’s duty of loyalty to the corporation or its shareholders;
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acts or omissions not in good faith or that constitute a breach of a duty owed to the corporation or involve intentional misconduct or a knowing violation of the law;
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violation of certain provisions of the Texas Law; or
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any transaction from which the director received an improper benefit.